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                                                                     Exhibit 21


             SCHEDULE OF SUBSIDIARIES OF HIGHWOODS PROPERTIES, INC.



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
1.     Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership
2.     AP Southeast Portfolio Partners, L.P., a Delaware limited partnership
3.     Highwoods/Florida Holdings, L.P., a Delaware limited partnership
4.     Highwoods/Tennessee Holdings, L.P., a Tennessee limited partnership
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